As filed with the Securities and Exchange Commission on October 21, 1997


                                            Registration No. 333-28795
========================================================================

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                           ----------------


                            AMENDMENT NO. 2

                                  TO
                        REGISTRATION STATEMENT
                              ON FORM S-3
                                 UNDER
                      THE SECURITIES ACT OF 1933

                           ----------------



                  ADVANCED MAMMOGRAPHY SYSTEMS, INC.
        (Exact name of registrant as specified in its charter)

             DELAWARE                             04-3166348
   (State or other jurisdiction                (I.R.S. Employer
 of incorporation or organization)            Identification No.)

                            46 JONSPIN ROAD
                    WILMINGTON, MASSACHUSETTS 01887
                            (508) 657-8876
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ----------------


          Jack Nelson                           Bruce A. Rich, Esq.
      Chairman of the Board                      Reid & Priest LLP
 Advanced Mammography Systems, Inc.             40 West 57th Street
        46 Jonspin Road                      New York, New York 10019
  Wilmington, Massachusetts 01887                 (212) 603-2000
        (508) 657-8876

(Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                           ----------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

                            ----------------


       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[ ]

       If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

========================================================================

                     CALCULATION OF REGISTRATION FEE
========================================================================
   TITLE OF                         PROPOSED    PROPOSED
  EACH CLASS                        MAXIMUM     MAXIMUM
 OF SECURITIES       AMOUNT         OFFERING    AGGREGATE    AMOUNT OF
    TO BE            TO BE          PRICE PER   OFFERING   REGISTRATION
  REGISTERED       REGISTERED       SHARE(1)    PRICE(1)       FEE
-------------------------------------------------------------------------

Common Stock,
$.01 par
value..........   203,252 shares     $.95         --           --
-------------------------------------------------------------------------
Common Stock,
$.01 par
value..........   867,560 shares(2)  $.95         --           --
-------------------------------------------------------------------------
TOTAL.......... 1,070,812 shares     $.95     1,020,617.69   $309.28
=========================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457.
(2) Represents shares issuable upon exercise of various warrants held by the Selling Stockholders. In accordance with Rule 416, this registration statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of the Warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of changes in the exercise price as aforesaid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                         SUBJECT TO COMPLETION

            PRELIMINARY PROSPECTUS DATED OCTOBER 21, 1997


P R O S P E C T U S

                  ADVANCED MAMMOGRAPHY SYSTEMS, INC.

           1,070,812 SHARES OF COMMON STOCK, $.01 PAR VALUE

     This Prospectus relates to the offer for sale of up to 1,070,812 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Advanced Mammography Systems, Inc., a Delaware corporation (the "Company"), from time to time on behalf of certain persons named herein (the "Selling Stockholders"). The Shares consist of: (i) 203,252 shares presently outstanding; (ii) 228,658 shares (the "Placement Shares") issuable upon exercise of the Placement Warrants (as hereinafter defined); (iii) 243,902 shares (the "Agent Shares") issuable upon exercise of the Agent Warrants (as hereinafter defined);
(iv) 197,500 shares (the "Series A Shares") issuable upon exercise of the Series A Warrants (as hereinafter defined); and (v) 197,500 shares (the "Series B Shares") issuable upon exercise of the Series B Warrants (as hereinafter defined). See "Selling Stockholders."

     The Placement Shares are issuable upon exercise of warrants (the "Placement Warrants"), each of which entitles the holder thereof to purchase one share of the Company's Common Stock at an exercise price of $1.93 per share until expiration on February 6, 2000, and the Agent Shares are issuable upon exercise of warrants (the "Agent Warrants"), each of which entitles the holder thereof to purchase one share of the Company's Common Stock at an exercise price of $1.68 per share until expiration on January 31, 2000. The Series A Shares are issuable upon exercise of warrants (the "Series A Warrants"), each of which entitles the holder thereof to purchase one share of the Company's Common Stock at an exercise price of $2.20 per share until expiration on November 30, 1997, and the Series B Shares are issuable upon exercise of warrants (the "Series B Warrants" and collectively with the Placement, Agent and Series A Warrants, the "Warrants"), each of which entitles the holder thereof to purchase one share of the Company's Common Stock at an exercise price of $2.50 per share until expiration on May 31, 2001. The shares of Common Stock issuable upon exercise of the Warrants are subject to customary anti-dilution provisions.

     The Company's Common Stock is traded on the Nasdaq SmallCap
System under the symbol MAMO. On October 8, 1997, the closing bid price was $.875 per share for the Common Stock, as reported by Nasdaq. See "Market Price Information."


     AN INVESTMENT IN THESE SECURITIES IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     The Shares will be offered by the Selling Stockholders, or their donees, pledgees, transferees or other successors in interest, for resale by this Prospectus from time to time after the date hereof in the over-the-counter market through dealers or brokers. The Shares may also be sold in privately negotiated transactions. Sales through dealers or brokers are expected to be made with customary commissions being paid by the Selling Stockholders. Payments to persons assisting the Selling Stockholders with respect to privately negotiated transactions will be negotiated on a transaction-by-transaction basis. The Selling Stockholders have advised the Company that, prior to the date of this Prospectus, they have not made any agreement or arrangement with any underwriters, brokers or dealers regarding the sale of the Shares. See "Plan of Distribution."

     Any commissions and/or discounts on the sale of the Shares offered by the Selling Stockholders will be paid by the Selling Stockholders, and all other expenses related to the filing of the registration statement of which this Prospectus is a part, are being paid by the Company. See "Use of Proceeds."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATEMENT SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           ----------------


            The date of this Prospectus is October   , 1997.

                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or at its offices at Northwest Atrium Center, 500 West Madison Street, 14th Floor, Chicago, IL 60661; or Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC, including the Company. In addition, copies of this material and other information are provided to Nasdaq and can be inspected at the Nasdaq offices maintained at the National Association of Securities Dealers, Inc., 1735 "K" Street, Washington, D.C. 20549.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the offering. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed by the Company with the SEC, are hereby incorporated by reference in this Prospectus:

     1. Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 1996.
     2. Quarterly Report on Form 10-Q, as amended, for the fiscal quarter ended December 31, 1996.
     3. Quarterly Report on Form 10-Q, as amended, for the fiscal quarter ended March 31, 1997.
     4.   Quarterly Report on Form 10-Q for the fiscal quarter ended
          June 30, 1997.
     5.   Current Report on Form 8-K for an event of February 6, 1997.
     6.   Current Report on Form 8-K for an event of May 1, 1997.
     7. Joint Proxy Statement of the Company and Advanced NMR Systems, Inc. contained in the Registration Statement on Form S-4, filed on October 9, 1997.
     8. Description of the Common Stock contained in the Registration Statement on Form 8-A, filed on December 11, 1992.

     All documents filed by the Company with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in this Prospectus other than the exhibits thereto. Requests for such copies should be directed to the Company at One Executive Drive, Fort Lee, New Jersey 07024, Attn:
Steven J. James, Chief Financial Officer; telephone (201) 592-8838.


                              THE COMPANY

     Advanced Mammography Systems, Inc. ("AMS" or the "Company") is a development stage company which was organized in Delaware in July 1992 to acquire and develop proprietary technology from Advanced NMR Systems, Inc. ("ANMR") in order to design, manufacture and commercialize a dedicated (or partial body) magnetic resonance imaging ("MRI") system for breast imaging which can be used to detect and characterize breast tissue abnormalities. As part of its formation, AMS entered into a license agreement and shared services agreement with ANMR which have remained in effect to date. ANMR has been engaged in the development and commercialization of certain aspects of MRI systems.

     On June 23, 1997, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with ANMR and ANMR/AMS Merger Corp., a wholly-owned subsidiary of ANMR. On May 27, 1997, the Company and ANMR had jointly announced that their respective Boards of Directors (based as to the Company's Board upon a recommendation of a Special Committee of Independent Directors) had agreed upon the terms of a merger (the "Merger") of the Company with ANMR. Pursuant to the Merger Agreement, the Company would merge into ANMR/AMS Merger Corp. to become a wholly-owned subsidiary of ANMR. In consideration for the Merger, the Company's stockholders (other than ANMR) would receive .40 of one share of ANMR Common Stock (after a proposed one-for-ten reverse stock split of ANMR Common Stock) for each outstanding share owned of the Company's Common Stock. Outstanding options and warrants of the Company, upon exercise thereof, would be exchanged on a similar basis. Special stockholder meetings of both companies' stockholders are to be held on November 10, 1997. The Merger is subject to the approval by stockholders of each company at such meetings and other customary closing conditions. No assurance can be given that the Merger will go forward.


   If the Merger is not approved by the Company's stockholders, the Company will be insolvent. In addition, the Company's insolvency could lead to bankruptcy proceedings against the Company. In such bankruptcy proceedings, ANMR would, as the Company's largest creditor, seek to obtain all of the assets of the Company in satisfaction of indebtedness, in excess of $1.3 million, owed to ANMR by the Company. ANMR would have to evaluate whether it would fund the Company's operations and research and development and for how long it would provide such financing. There can be no assurance that ANMR will provide additional funds to the Company if the Merger is not approved.


     The Company believes its Aurora(TM) System has the potential to become an important adjunct in the evaluation of the 15-20% of x-ray mammograms that are ambiguous or indeterminate, for imaging dense breast tissue using a patent pending technique that can suppress fat in breast images, for earlier diagnostic intervention among high risk individuals, for characterizing breast lesions, for staging cancer treatment and for post surgery and post radiation follow-up. The Company is initiating studies among its clinical partners to accelerate the expansion of MRI's potential in breast imaging. The study's goal is to establish breast MRI as an integral tool in the diagnosis and treatment of breast disease. These studies will be performed by applying American College of Radiology (ACR) lexicon or decision making criteria. Assuming broader diagnostic applications are established, the next Company goal would be to demonstrate clinical utility beyond diagnosis to potentially include screening. This expansion of breast MRI's clinical utility is anticipated to alter medical practices to include MRI on a more routine basis which would derive patient demand that should exceed the capacity of currently available whole body MRI systems. The Aurora(TM) MRI System is a technology optimized for and dedicated to breast imaging to address this future demand and meet patient needs that are distinct from and not adequately served by whole body MRI systems. Also, the Aurora(TM) System is intended to be offered AT about one-third the cost of a whole body system, or approximately $550,000, as the Aurora(TM) System utilizes a .5T magnet thAT maintains an imaging field of view and image quality comparable to a 1.5T whole body system, dramatically reducing the customer purchase price and siting costs. The Company plans to market the Aurora(TM) System to mammography clinics and practices where patient volume is sufficient to justify the cost of adding MRI breast imaging to the diagnostic workup of certain breast patients. The Company has been notified that tests utilizing its Aurora(TM) breast imaging technology are eligible for reimbursement to their patient members by certain Massachusetts managed health care providers.

     In February 1996, the U.S. Food and Drug Administration (the "FDA") cleared the commercial use of the Company's Aurora(TM) Dedicated MRI Breast Imaging System. In order to fully commercialize the Aurora(TM) System and to demonstrate diagnostic effectiveness as an accepted tool for the diagnosis and management of breast disease and permit reimbursement for dedicated breast MRI by third parties such as Medicare, private insurance and managed care consortiums, the Company must develop maximum clinical utility. The Company has launched a clinical study which includes a scientific investigation of the improved breast imaging device in a large patient population to provide objective evidence of its clinical utility. The Aurora(TM) System has been placed at the University of Texas Medical Branch at Galveston. The Company has sold a second Aurora(TM) System to ANMR which has been installed for commercial use at the Faulkner-Sagoff Centre for Breast Health Care at Faulkner Hospital in Boston, Massachusetts. The Company intends to install the Aurora(TM) System at the Englewood Hospital and University of Arkansas Hospital. It is anticipated that the breast imaging technology should gain clinical acceptance over the next two years and continue to evolve as further information is obtained from the clinical studies concerning additional applications, subject to the pricing of competitive technologies.

     In July 1992, ANMR licensed (the "ANMR License Agreement") to the Company the right to use ANMR's technology in the development of a dedicated breast imaging system. ANMR, which was then solely engaged in the manufacture and sale of MRI-based products, decided it was more feasible to establish AMS to obtain the financing necessary to develop an MRI scanner for breast imaging than to continue to finance and develop the product independently. As consideration for the ANMR Licensing Agreement, AMS paid to ANMR $1,680,000 and issued 4,000,000 shares of its Common Stock, of which 2,750,000 shares (the "Escrow Shares") were placed in escrow for release based upon the Company achieving certain future minimum pre-tax income targets or the market price of the Company's Common Stock reaching certain levels through 1996. The conditions for the release of the Escrow Shares were not met, and the Escrow Shares were returned to the Company for cancellation as of May 1, 1997.

     The Company uses a portion of ANMR's facilities and ANMR officers and employees pursuant to a Shared Services Agreement. The expenses related to the use of the facilities, such as rent, utilities and insurance, are apportioned based on the number of square feet occupied by the Company and ANMR, respectively. The remaining expenses, including those for senior management, administration and miscellaneous supplies and resources, are allocated evenly between the two companies, but are modified if circumstances dictate.

     The Company was incorporated in Delaware under the name MAM-MRI Image Technology, Inc. and changed its name to Advanced Mammography Systems, Inc. in August 1992. The Company's executive offices are located at 46 Jonspin Road, Wilmington, Massachusetts 01887 and its telephone number is (508) 657-8876.

                             RISK FACTORS

     The securities offered hereby are speculative in nature and involve a high degree of risk. Investors should carefully consider, among other matters, the following risks before making a decision to purchase the Shares.

     Development Stage Company; Accumulated Deficit. The Company is in the development stage, having been formed in 1992 by ANMR in order to design, develop, manufacture and commercialize an MRI breast imaging scanner for mammography. The Company has placed two Aurora(TM) Systems, one at a center to be operated by ANMR, and plans to place two additional systems at other centers by early 1998. At June 30, 1997, the Company had an accumulated deficit of $16,287,104. The auditor's report in the fiscal 1996 financial statements includes an explanatory paragraph relating to the Company's ability to continue as a going concern. The Company's operations are subject to numerous risks associated with establishing a new business with new technology, including a competitive and regulatory environment in an industry characterized by numerous well-established and well-capitalized companies and by exhaustive regulatory scrutiny. There can be no assurance that the Company's research and development activities will result in products that prove to be commercially viable or that the Company will ever achieve significant revenues or profitable operations.

     Need for Additional Funds and No Assurance of Available Financing. The Company expects to incur substantial expenditures through the end of fiscal 1997 for continued product development, testing, and hiring of marketing personnel. At June 30, 1997, AMS had working capital of only $186,000, including cash of $833,000. The Company owes $1,274,000 to ANMR. In early October 1997, ANMR agreed to loan to the Company up to an additional $500,000 to fund ongoing operations. The Company has used substantially all of its funds to date for its research and development activities. The Company is dependent on its existing cash reserves to continue its operations. The Company's inability to fund research and development, marketing and production requirements would have a material adverse effect on the Company and its business and financial condition. The Merger Agreement provides that any financing by the Company would be subject to the prior consent of ANMR. There can be no assurance that post-Merger ANMR will be able to fund the ongoing research and development activities of the Company.

     Effects of Failure to Approve Merger. If the Merger is not approved by the Company's stockholders, the Company will be insolvent. In addition, the Company's insolvency could lead to bankruptcy proceedings against the Company. In such bankruptcy proceedings, ANMR would, as the Company' largest creditor, seek to obtain all of the assets of the Company in satisfaction of indebtedness, in excess of $1.3 million, owed to ANMR by the Company. ANMR would have to evaluate whether it would fund the Company's operations and research and development and for how long it would provide such financing. There can be no assurance that ANMR will provide additional funds to the Company if the Merger is not approved.

     Conflicts of Interest. Management and the Board of Directors of the Company have relationships which present them with conflicts of interest in connection with the Merger. ANMR owns 1,250,000 shares of the Company's Common Stock, representing approximately 14.46% of the outstanding shares of the Company's Common Stock. All of the executive officers and directors of the Company (except two directors) are also officers and directors of ANMR. In addition, ANMR and the Company are parties to the License Agreement and the Shared Services Agreement. At September 30, 1997, the Company owed approximately $1.3 million to ANMR under the Shared Services Agreement.

     Dependence on, and Need for, Key Personnel. Because of the specialized nature of its businesses, the Company is dependent upon the efforts of its current officers and employees, and upon its ability to attract and retain technically qualified personnel and marketing and sales personnel in the medical technology field. The loss of the services of Jack Nelson, Chairman of the Board, or Enrique Levy, the President, both of whom occupy the same positions at ANMR, could materially adversely affect the Company. There is intense competition for qualified personnel in the MRI industry, including competition from companies with substantially greater resources than the Company. There can be no assurance that the Company will be successful in recruiting or retaining personnel of the requisite scientific caliber or in the requisite numbers to enable the Company to conduct its business as planned.

     Unproven Product and Efficacy of Aurora(TM) System. The Company's breast imaging system has not yet been subjected to clinical use which will ultimately prove or dispute its efficacy. While MRI is a well accepted diagnostic imaging method, the Company's system, an MRI scanner adapted and optimized for breast imaging only, has not been tested extensively by clinicians. The Company's ability to commercialize a dedicated use MRI scanner for mammography will be highly dependent upon acceptance by clinicians as well as demonstrations that it is sufficiently cost-effective in the diagnosis and treatment of breast abnormalities, principally, breast cancer. There is no assurance that this technology will ultimately be successfully developed or prove to have commercially viable applications, and further, the technology may be rendered obsolete by advances in technology.

     The Company has launched a multi-site clinical study of the Aurora(TM) System. The Company anticipates that the study will take two years to complete. In April 1997, a meeting of leading doctors in the breast imaging field was held by the Company to develop approaches and protocols for determining the clinical benefits of MRI in the diagnosis and management of breast diseases. There can be no assurance that such clinical study will prove the effectiveness of the Aurora(TM) System.

     Reliance on Development of Technology and Product Line Limited for Development of Dedicated MRI Scanner for Mammography. The Company's business is dependent on the development of technology suitable for an MRI mammography scanner. Pursuant to the ANMR License Agreement, the Company's use of the licensed technology is limited to the field of mammography. Accordingly, if the Merger is not approved, even if the Company is successful in developing a commercially viable MRI scanner suitable for mammography, the Company's products based on the licensed technology will be limited to mammography and the Company may be prevented from expanding its operations into other fields. However, the Company has been granted a 50% interest in other dedicated use MRI scanners which may be developed by ANMR. There can be no assurance that the technology transferred includes all proprietary and patent rights necessary to develop an MRI scanner for use in the field of mammography. The Company may also utilize technologies, patents or other rights which may be held by or be subject to patents or patent applications filed by third parties, and there is no assurance that such technology will not infringe patents or other rights owned by others, licenses to which may not be available to the Company.

     Potential Adverse Impact of Competing Services and Equipment. The health services and equipment industry is highly competitive. Some entities have developed, and others may develop, competing products or services which may be superior to those of the Company, both in terms of price and quality. Many of these other entities have greater resources and more substantial marketing capabilities than the Company. Furthermore, in some cases, other imaging equipment such as PET scanners, conventional x-rays, CAT scanners, nuclear medicine systems and ultrasound systems may be used instead of magnetic resonance systems for certain diagnostic procedures. These other equipment systems and methods may be less expensive to purchase, install and maintain and involve lower patient charges for their use.

     Lack of General Utilization by the Medical Community. The business of the Company involves the application of magnetic resonance technologies and equipment to a dedicated breast imaging business, not all of which have yet been widely used in the medical community or established as a preferred diagnostic technique. The clinical utility of the Aurora(TM) System is not proven for detecting breast cancers and other breast illnesses. A substantial amount of clinical research and physician education will be required to determine the full capabilities and to achieve widespread utilization of this MRI mammography technology. The failure of the medical community to use the Company's Aurora(TM) breast imaging systems would have a material adverse impact on the Company's business, financial condition and operations.

     Unpredictable Results of Healthcare Reform Initiatives. Many competing proposals have been introduced in Congress and various state legislatures to reform the present health care systems. The Company is not able to predict the health care reforms that may be enacted or the effect that any such reforms may have on their respective businesses. Uncertainty in the area of health care reform may contribute to an unwillingness on the part of potential customers to make capital investments.

     Potential Adverse Impact of Governmental Regulation. The manufacture, marketing and use of MRI systems is subject to various federal and state regulations, including premarket clearance by the FDA. Such clearance may take considerable time to obtain and in some cases may not be granted. While the Aurora(TM) System has received FDA 510(k) clearance, there can be no assurance that any enhancements or improvements to such System, or any new system developed by the Company would obtain FDA clearance and until such clearance is obtained, neither government agencies nor private insurers will reimburse the cost of MRI systems and diagnostic procedures. Furthermore, reimbursement may not be authorized even after approvals are granted or it may be delayed for substantial periods after such approvals. The market for the products and services of the Company might also be adversely affected by state certificate of need ("CON") laws, which in some states restrict or limit the establishment of new facilities and services as well as the purchase of major medical equipment. There can be no assurance that CONs can be obtained by the prospective customers of the Company if needed. In addition, federal and state health care and related regulations are subject to constant changes, and the Company cannot predict what changes may be enacted which may affect its business or the manner in which its business would be affected by such changes. In addition, manufacturers of medical devices are subject to pervasive and continuous regulation by the FDA, including compliance with good manufacturing practice regulations. Discovery of previously unknown problems or noncompliance with applicable regulations may result in product labeling restrictions or withdrawal of the product from the market. There can be no assurance that these regulations will not have an adverse impact on the Company in the future.

     The Mammography Quality Standards Act of 1992 ("MQSA") authorizes the U.S. Department of Health and Human Services ("DHHS") to regulate facilities that provide mammography services and utilize radiological equipment. Under the MQSA, no facility may provide mammogram (as defined therein to mean a radiography (i.e., an x-ray) of the breast), unless it has obtained a certificate from DHHS to do so. The MQSA also requires that the Secretary of DHHS develop quality standards to assure the safety and accuracy of mammography carried out by such facilities. The Company's MRI products currently under development do not provide radiography of the breast. Instead, they rely upon magnetic resonance imaging technology, which does not currently fall within the scope of the MQSA. Nonetheless, the Company cannot predict whether the MQSA will be amended or interpreted to regulate the use of any of the Company's proposed MRI products. As such, there can be no assurance that the MQSA and the standards promulgated thereunder will not have an adverse effect on the Company's future ability to market its proposed MRI products currently under development.

     Possible Restrictions on Third Party Coverage and Reimbursement. MRI technology devices are generally of the type that would be purchased by hospitals or clinics, which then bill various third-party payers, such as governmental programs and private insurance plans, for the health care services provided to patients. Payment to health care providers by third party payers for diagnostic services generally depends substantially upon such payors' coverage and reimbursement policies. Consequently, those policies will have a direct effect on health care providers' ability and willingness to pay for any products of the Company. Mounting concerns about rising health care costs and the future of the health care industry in general may cause more restrictive coverage and reimbursement policies to be implemented in the future. Failure by third party payers to cover MRI products or to obtain adequate reimbursement for procedures employing products subsequently developed by the Company could have a material adverse effect on their ability to market their systems.

     Potential Product Liability. The business of the Company exposes it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of diagnostic products. If available, product liability insurance is generally expensive. The Company does not currently have any product liability insurance, and there can be no assurance that the Company will be able to maintain product liability and professional liability insurance on acceptable terms or that any insurance obtained will provide adequate protection against potential liabilities. In the event of a successful suit against the Company, a lack or insufficiency of insurance coverage could have a material adverse effect on the Company's business and operations.

     Delisting of the Company's Common Stock from Nasdaq SmallCap Market. The Company has been advised by Nasdaq that it intends to delist the Company's Common Stock from eligibility for trading on the Nasdaq SmallCap Market for failure to maintain a closing bid price equal to or greater than $1.00 for a certain period of time. After the Common Stock is removed from the SmallCap System, it would be traded on the OTC Bulletin Board, which could adversely affect the trading market. Upon the Merger, the Company's stockholders (other than ANMR) would receive .40 of one share of ANMR Common Stock (after a proposed one-for-ten reverse stock split of ANMR Common Stock), which is currently traded on the Nasdaq SmallCap Market, for each outstanding share owned of the Company's Common Stock. However, Nasdaq may also delist ANMR Common Stock from eligibility for trading on the Nasdaq SmallCap Market for failure to maintain a closing bid price equal or greater than $1.00 for a certain period of time. See "Market Price Information."

     Volatility of Common Stock Prices. Historically, the market prices of the Company's Common Stock have been volatile. Factors such as quarter-to-quarter variations in revenues and announcements of technological innovations or new products by the Company or its competitors, customers or suppliers could cause the market prices to greatly fluctuate. In addition, in recent years the stock markets in general, and the market prices for diagnostic imaging service companies in particular, have experienced significant volatility, which often may be unrelated to the operating performance of the affected companies. See "Market Price Information."

     Possible Adverse Effect on Market Price of the Company's Securities and Future Financings Due to Future Sales of Common Stock. The sale, or availability for sale, of the Shares offered herein, or any additional placement of Common Stock, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. Depending upon the market price of the Company's Common Stock, the Company's net tangible assets and revenues, the Common Stock may come within the "Penny Stock Rules" under the Exchange Act. Under the Penny Stock Rules, brokers must undertake certain procedures prior to selling a "penny stock," which may make it more difficult for them to sell the Company's Common Stock. Purchasers of the Common Stock offered hereby may likewise have difficulty selling their shares in the secondary trading market.


                       MARKET PRICE INFORMATION

     The Company's Common Stock is included on the Nasdaq SmallCap System under the symbol MAMO. The following table sets forth the quarterly high and low bid prices for the Common Stock as reported by Nasdaq for the periods indicated. These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions. Investors should check the current market prices before making an investment decision with respect to the Company's common Stock.


Common Stock                  High                Low
------------                  ----                ---

Fiscal 1995
-----------
First Quarter                $11.75              $7.38
Second Quarter                13.88               8.75
Third Quarter                 15.25              10.00
Fourth Quarter                14.00               4.75

Fiscal 1996
-----------
First Quarter                  5.94               1.00
Second Quarter                 4.13               1.50
Third Quarter                  4.62               1.81
Fourth Quarter                 2.06                .62

Fiscal 1997
-----------
First Quarter                  3.06               1.63
Second Quarter                 2.53               1.44
Third Quarter                  1.66                .69
Fourth Quarter                 1.03                .56

Fiscal 1998
-----------
First Quarter                   .97                .88
(through October 8,
1997)


                            USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Shares offered hereby are being sold by the Selling Stockholders acting as principal for each Selling Stockholder's own account and may be sold from time to time by the Selling Stockholders. However, the Company will receive an amount equal to (i) $1.93 per share upon exercise of the Placement Warrants,
(ii) $1.68 per share upon exercise of the Agent Warrants, (iii) $2.20 per share upon exercise of the Series A Warrants and (iv) $2.50 per share upon exercise of the Series B Warrants, or aggregate gross proceeds of $1,779,315 upon exercise in full of the Warrants in accordance with the terms thereof. There can be no assurance that the Selling Stockholders will exercise any or all of the Warrants. The Company would use the net proceeds for further research and development and for general corporate purposes.

     The Company will bear the expenses of the registration of the Shares. The Company estimates that these expenses will be approximately $35,000.


                         SELLING STOCKHOLDERS

     The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders. The Company issued an aggregate of 203,252 shares of Common Stock and the Placement Warrants to (i) Saundra J. Kessler as her sole and separate property and (ii) Saundra
J. Kessler as guardian for Nicholas C. Kessler, a minor (collectively, the "Purchasers"), in a private placement (the "Placement") pursuant to Private Placement Agreements, dated as of February 5, 1997. In connection with the Placement and a related placement which were effected in accordance with a Funding Agreement, dated as of January 31, 1997, among the Company, InterFirst Capital Corporation ("InterFirst") and another firm, the Company issued the Agent Warrants to InterFirst, the placement agent, and InterFirst subsequently transferred a portion of the Agent Warrants to Paul Kessler, who was then associated with InterFirst. Further, the Company issued the Series A Warrants and the Series B Warrants to Adar Equities LLC, Rickel & Associates, Inc. and Howard Miller pursuant to a Distributor Agreement, dated as of May 6, 1996, among the Company, Adar Equities LLC and Rickel & Co.

     Pursuant to the Private Placement Agreements, the Funding
Agreement, the Distributor Agreement and the Warrants, the Company is obligated to file the registration statement of which this Prospectus is a part. Each of the owners of the Shares have entered into customary agreements with the Company regarding the sale of the Shares and mutual indemnification.

     The following table sets forth, as of September 30, 1997 and upon completion of this offering, information with regard to the beneficial ownership of the Company's Common Stock by each of the Selling Stockholders. The information set forth below is based upon information concerning beneficial ownership provided to the Company by each Selling Stockholder. None of the Selling Stockholders has held any position, office or material relationship with the Company or any of its predecessors or affiliates within three years of the date of this Prospectus, and each of the Selling Stockholders has sole voting power and investment power with respect to the Shares set forth opposite such Selling Stockholder's name. The table assumes the exercise of the Warrants.


                       BENEFICIAL OWNERSHIP           BENEFICIAL OWNERSHIP
                       PRIOR TO REGISTRATION             AFTER OFFERING
                       ---------------------             --------------

                                              SHARES
                          NUMBER               TO BE    NUMBER OF
       NAME             OF SHARES   PERCENT  REGISTERED   SHARES   PERCENT
       ----             ---------   -------  ----------   ------   -------

Saundra J. Kessler       431,910      5.5%    431,910      -0-        __
as her sole and
separate
property(1)(2)

                       BENEFICIAL OWNERSHIP           BENEFICIAL OWNERSHIP
                       PRIOR TO REGISTRATION             AFTER OFFERING
                       ---------------------             --------------

                                              SHARES
                          NUMBER               TO BE    NUMBER OF
       NAME             OF SHARES   PERCENT  REGISTERED   SHARES   PERCENT
       ----             ---------   -------  ----------   ------   -------

Saundra J. Kessler       215,955      2.8%    215,955      -0-        __
as guardian for
Nicholas C.
Kessler, a minor(3)

InterFirst Capital       195,122      2.5%    195,122      -0-        __
Corporation(4)

Paul Kessler(1)(5)        48,780      0.6%     48,780      -0-        __

Adar Equities            250,000      3.2%    250,000      -0-        __
LLC(6)

Rickel &                  95,000      1.2%     95,000      -0-        __
Associates, Inc.(7)

Howard Miller(8)          50,000      0.7%     50,000      -0-        __


1. Saundra Kessler is the wife of Paul Kessler. Each disclaims beneficial ownership of the shares of the Company's Common Stock owned by the other.

2.   Includes (i) 114,329 shares underlying Placement Warrants and
     (ii) 215,955 shares beneficially owned as guardian for her son, as to which shares she has investment and voting power.

3.   Includes 114,329 shares underlying Placement Warrants.

4. Includes 195,122 shares underlying Agent Warrants, of which 97,561 shares underlying Class A Agent Warrants are presently exercisable and 97,561 shares under Class B Agent Warrants become exercisable proportionately with the exercise of the Placement Warrants and certain other Warrants of the Company.

5. Includes 48,780 shares underlying Agent Warrants, of which 24,390 shares underlie Class A Agent Warrants and 24,390 shares underlie Class B Agent Warrants.

6. Includes 125,000 shares underlying Series A Warrants and 125,000 shares underlying Series B Warrants.

7. Includes 47,500 shares underlying Series A Warrants and 47,500 shares underlying Series B Warrants.

8. Includes 25,000 shares underlying Series A Warrants and 25,000 shares underlying Series B Warrants.

                         PLAN OF DISTRIBUTION

     The Selling Stockholders have advised the Company that, prior to the date of this Prospectus, they have not made any agreement or arrangement with any underwriters, brokers or dealers regarding the distribution and resale of the Shares. If the Company is notified by a Selling Stockholder that any material arrangement has been entered into with an underwriter for the sale of the Shares, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of the Shares involved; (iii) the price at which such Shares are sold, the commissions paid or discounts or concessions allowed to such underwriter; and (iv) other facts material to the transaction.

     The Company expects that the Selling Stockholders will sell their Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the Shares in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters and commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     Sales of the Shares on the Nasdaq SmallCap System may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate.

     The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of Shares which may be sold at any one time.

     The Company will pay all of the expenses incident to the offer and sale of the Shares to the public by the Selling Stockholders other than commissions and discounts of underwriters, dealers or agents. There can be no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

     The Company has advised the Selling Stockholders that the anti-manipulative rules under the Exchange Act, including Regulation M, may apply to sales in the market of the Shares offered hereby and has furnished the Selling Stockholders with a copy of such rules. The Company has also advised the Selling Stockholders of the requirement for the delivery of this Prospectus in connection with resales of the Shares offered hereby.

     The Company has been advised by each Selling Stockholder that it will comply with Regulation M promulgated under the Exchange Act, in connection with all resales of the Shares offered hereby. The Company has also been advised by the Selling Stockholders that none of them has, as of September 30, 1997, entered into any arrangement with a broker-dealer for the sale of the Shares through block trade, special offering, exchange distribution or secondary distribution of a purchase by a broker-dealer.


                             LEGAL MATTERS

     Certain legal matters in connection with the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Reid & Priest LLP, New York, New York.


                                EXPERTS

     The financial statements of the Company for the year ended September 30, 1996, the nine-month period ended September 30, 1995, the year ended December 31, 1994 and the period from July 2, 1992 (inception) to September 30, 1996 are incorporated in this Prospectus by reference to the Company's 1996 Annual Report on Form 10-K, as amended, and have been so incorporated in reliance upon the report of Richard A. Eisner & Company, LLP, independent auditors, given upon the authority of said firm as experts in auditing and accounting.


             DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
                    FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

========================================================================



   No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any implication that the information contained herein is correct as of any date subsequent to the date hereof.



                         TABLE OF CONTENTS


                                                               PAGE
                                                               ----

Available Information...........................................  2

Incorporation of Certain Documents
  by Reference..................................................  2

The Company.....................................................  3

Risk Factors....................................................  5

Market Price Information........................................  9

Use of Proceeds.................................................. 9

Selling Stockholders...........................................  10

Plan of Distribution ..........................................  12

Legal Matters................................................... 13

Experts......................................................... 13

Disclosure of SEC Position on Indemnification
for Securities Act Liabilities.................................. 13

========================================================================



========================================================================





                   1,070,812 Shares of Common Stock




                         ADVANCED MAMMOGRAPHY
                             SYSTEMS, INC.






                          -------------------
                          P R O S P E C T U S
                          -------------------





                            October , 1997








========================================================================

                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:


Registration Fee..............................       309

Legal Fees and Expenses.......................    15,000

Accounting Fees and Expenses..................    10,000

Miscellaneous Expenses........................     5,000
                                                   -----

   Total......................................   $30,309
                                                 =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's By-Laws provide, in part, that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

     The DGCL permits Delaware corporations to indemnify their directors and officers against all reasonable expenses incurred in the defense of any lawsuit to which they are made parties by reason of being directors or officers, in cases of successful defense, and against such expenses in other cases, subject to specified conditions and exclusions. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

     The DGCL contains a provision eliminating the personal liability of a director to a corporation or its stockholders for monetary damages for breach of, or failure to perform, any duty resulting solely from his status as a director, except with respect to (a) willful failure to deal fairly with the corporation or its stockholders where a director has a material conflict of interest, (b) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful, (c) a transaction yielding an improper personal profit, and (d) willful misconduct. The foregoing statute also is inapplicable to situations wherein a director has voted for, or assented to the declaration of, a dividend, repurchase of shares, distribution, or the making of a loan to an officer or director, in each case where the same occurs in violation of applicable law.

     The Company has purchased and maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of such insurance is to indemnify any officer or director of the Company against expenses, judgements, fines, attorney's fees and other amounts paid in settlements incurred by him, subject to certain exclusions. Such insurance does not insure against any such amount incurred by an officer or director as a result of his own dishonesty.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits*

     3.1 Certificate of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 and incorporated herein by reference)

     3.2     By-Laws of the Company (filed as Exhibit 3.2 to the
             Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 and incorporated herein by reference)

     4.1 Form of Placement Warrant (filed as Exhibit 4.2 to the Company's Current Report on Form 8-K for an event of February 6, 1997, File No. 0-20968 (the "Current Report") and incorporated herein by reference)

     4.2 Form of Agent Warrant (filed as Exhibit 4.3 to the Current Report and incorporated herein by reference)

     4.3 Form of Warrant for an aggregate of 197,500 Series A and Series B Warrants issued May, 1996.

     10.1 Funding Agreement, dated as of January 31, 1997, among the Company, Emerald Capital Corporation and InterFirst Capital Corporation (filed as Exhibit 10.1 to the Current Report and incorporated herein by reference)

     10.2 Form of Private Placement Agreement (filed as Exhibit 10.3 to the Current Report and incorporated herein by reference)

     10.3 Distributor Agreement, dated as of May 6, 1996, among the Company, Adar Equities LLC and Rickel & Co.

     5       Opinion of Reid & Priest LLP

     23.1 Consent of Reid & Priest LLP (included in the Opinion of Reid & Priest LLP filed as Exhibit 5 herewith)

     23.2    Consent of Richard A. Eisner & Company, LLP


     24      Power of Attorney (see Page II-4)

-------------------------------

*   Previously filed, unless otherwise noted.



ITEM 17.  UNDERTAKINGS

     UNDERTAKINGS REQUIRED BY REGULATION S-K, ITEM 512(a).

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     UNDERTAKING REQUIRED BY REGULATION S-K, ITEM 512(h).

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its By-Laws, of the DGCL or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     UNDERTAKINGS REQUIRED BY REGULATION S-K, ITEM 512(i).

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WILMINGTON, AND COMMONWEALTH OF MASSACHUSETTS, ON THE 20TH DAY OF OCTOBER, 1997.


                                  ADVANCED MAMMOGRAPHY SYSTEMS, INC.


                                  BY: /s/ Jack Nelson
                                     --------------------------------
                                     JACK NELSON
                                     CHAIRMAN OF THE BOARD


                           POWER OF ATTORNEY


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

         SIGNATURE                     TITLE                     DATE
         ---------                     -----                     ----


 /s/ Jack Nelson
------------------------------   Chairman of the Board,     October 20, 1997
          JACK NELSON            Chief Executive Officer
                                 and Director


              *                  Chief Financial Officer    October 20, 1997
------------------------------   and Chief Accounting
       STEVEN J. JAMES           Officer


              *                  Director                   October 20, 1997
------------------------------
        GEORGE AARON


------------------------------   Director                   October   , 1997
     ALISON ESTABROOK


             *                   Director                   October 20, 1997
------------------------------
       ENRIQUE LEVY


             *                   Director                   October 20, 1997
------------------------------
    ROBERT SPIRA, M.D.


             *                   Director                   October 20, 1997
------------------------------
     SOL TRIEBWASSER


                                 Director                   October   , 1997
------------------------------
     BERNARD WEINER



* BY:  /s/ Jack Nelson
     -------------------------------------
      JACK NELSON, AS ATTORNEY-IN-FACT

                           EXHIBIT INDEX

Exhibit*                                                             Page
-------                                                              ----

4.3 Form of Warrant for an aggregate of 197,500 Series A and Series B Warrants issued May, 1996.

5       Opinion of Reid & Priest LLP

10.3    Distributor Agreement, dated as of May 6, 1996, among the
        Company, Adar Equities LLC and Rickel & Co.

23.1    Consent of Reid & Priest LLP (included in the Opinion of
        Reid & Priest LLP filed as Exhibit 5 herewith)


23.2    Consent of Richard A. Eisner & Company, LLP


24      Power of Attorney (see page II-4)



*    Previously filed, unless otherwise noted.